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                                          Contact:         Whirlpool Corporation
                                                                Christopher Wyse
                                                                    616/923-3417
                                          christopher j wyse@email.whirlpool.com
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                           WHIRLPOOL NAMES HAKE CFO,
                      REPLACING CUNNINGHAM WHO'S RETIRING



         BENTON HARBOR, Mich., -- Dec. 9, 1997 -- Whirlpool Corporation (NYSE:
WHR) announced today that Ralph F. Hake, currently senior executive vice president of operations, will become senior executive vice president and chief financial officer, effective immediately. He replaces John P. Cunningham who plans to retire at the end of the year.

         "Ralph Hake's operating experience in North America and Europe, and his financial experience as corporate vice president and controller make him exceptionally qualified to be our CFO," said David R. Whitwam, chairman and chief executive officer.

         Prior to assuming his most recent assignment in February 1997, Hake had been executive vice president of the company's North America Region since 1992. He joined the company in 1987, holding several key financial and operations positions, including corporate vice president and controller, and president of the company's Bauknecht Appliance Group in Europe.

         Hake holds a bachelor of business administration degree from the University of Cincinnati and a master of business administration degree in finance from the University of Chicago.

         Cunningham joined Whirlpool in December 1995 after serving as executive vice president and CFO for Maytag Corp. He was with IBM for 27 years where he held management positions in finance.

         Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

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